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                                                                       Exhibit 5

                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                          1650 ARCH STREET, 22ND FLOOR
                           PHILADELPHIA, PA 19103-2097
                            TELEPHONE: (215) 977-2000
                            FACSIMILE: (215) 977-2334

                               September 15, 2004

Orleans Homebuilders, Inc.
One Greenwood Square, Suite 101
3333 Street Road
Bensalem, PA 19020

         RE:  Registration Statement on Form S-8 Relating to the
              Employment Agreement with Robert Fitzsimmons

Ladies and Gentlemen:

         As counsel to Orleans Homebuilders, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 45,000 shares of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), that may be issued pursuant to options granted under the Employment Agreement with Robert Fitzsimmons dated July 28, 2003 (the "Plan").

         In this connection, we have examined the Company's Certificate of Incorporation and Bylaws, the Plan and such other documents and corporate records relating to the Company and the issuance of Common Stock as we have deemed appropriate. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

         The 45,000 shares of Common Stock to which the Registration Statement relates may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.

         Based upon the foregoing, it is our opinion that the 45,000 shares of Common Stock covered by the Registration Statement and to be offered under the Plan are duly authorized and, when issued and sold pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

         Our examination of law relevant to the matters covered by this opinion is limited to the Delaware General Corporation Law. Accordingly, we express no opinions as to matters governed by the laws of any other state or jurisdiction.

         We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        Wolf, Block, Schorr and Solis-Cohen LLP